Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY THIRD QUARTER AND YEAR-TO-DATE RESULTS

Denver, Colorado – October 23, 2024 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) announces its preliminary third quarter results, which includes the sale of 1,357 ounces of gold and 181,434 ounces of silver, resulting in total gold equivalent (“AuEq”) ounces of 3,526. Additionally, the Company sold 1,473 tonnes of zinc, 98 tonnes of copper, and 467 tonnes of lead. During the nine months ending September 30, 2024, the Company sold 15,325 AuEq ounces, 4,926 tonnes of zinc, 559 tonnes of copper, and 1,625 tonnes of lead.

Sales Statistics

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Metal produced and sold
Gold (ozs.)	1,357	3,982	7,638	14,777
Silver (ozs.)	181,434	208,905	632,529	777,977
Copper (tonnes)	98	245	559	904
Lead (tonnes)	467	947	1,625	3,681
Zinc (tonnes)	1,473	2,571	4,926	8,772
Average metal prices realized (1)
Gold ($ per oz.)	$2,561	$1,934	$2,309	$1,948
Silver ($ per oz.)	$30.61	$23.61	$28.06	$23.86
Copper ($ per tonne)	$8,832	$8,185	$9,260	$8,624
Lead ($ per tonne)	$2,065	$2,196	$2,080	$2,166
Zinc ($ per tonne)	$2,854	$2,195	$2,733	$2,648
Gold equivalent ounces sold
Gold Ounces	1,357	3,982	7,638	14,777
Gold Equivalent Ounces from Silver	2,169	2,550	7,687	9,529
Total AuEq oz	3,526	6,532	15,325	24,306

(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

	2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Total tonnes milled	117,781	113,510	116,626	111,254	98,889	93,687	83,690
Average Grade	-
Gold (g/t)	2.33	1.59	1.52	1.44	1.89	1.27	0.54
Silver (g/t)	94	86	73	85	88	102	83
Copper (%)	0.37	0.37	0.32	0.39	0.37	0.26	0.19
Lead (%)	1.73	1.64	1.29	1.39	1.25	1.00	1.01
Zinc (%)	3.88	3.72	3.24	2.95	2.82	2.59	2.63
Metal production (before payable metal deductions)
Gold (ozs.)	7,171	4,637	4,443	4,077	4,757	2,947	944
Silver (ozs.)	322,676	289,816	247,159	282,487	251,707	263,023	194,525
Copper (tonnes)	336	334	276	341	280	181	93
Lead (tonnes)	1,559	1,389	1,048	1,072	812	616	576
Zinc (tonnes)	3,837	3,569	3,223	2,884	2,310	2,020	1,741

Liquidity Update

As shown in the tables above, tonnes and grade have declined during 2024 and are below budget, especially in the third quarter. There are several factors that caused these declines. We have encountered significant issues with equipment availability due to the age and condition of some of the critical mining equipment in use at the mine. Due to the continued challenges with equipment availability and the decreased cash flow due to prior production shortfalls, the Company has not been able to maintain its projected timeline for development of future production zones.  As a result, the Company is currently mining only one face at a time in areas that are accessible.  The current lack of other available production zones has placed additional pressure on the Company’s ability to achieve its production estimates, as any problems encountered at the current production zone cannot be offset by producing elsewhere in the mine. In addition, the mill also experienced some mechanical issues and wet ore handling difficulties due to unusually high rain fall that resulted in lower throughput and a production shortfall. To minimize the mechanical issues and return the mine to a cash positive position, capital is necessary to replace some of the mining fleet and upgrade the mill.

The Don David Gold Mine (“DDGM”) in Mexico has significant potential to generate positive cash flow based on the information to date from the new areas of The Three Sisters as well as other areas that have been discovered near the existing mining zones. In order to develop access and better define these new areas, an investment must be made in the equipment and mine plan. Without the addition of these areas to the life-of-mine plan, we do not believe that DDGM will generate sufficient free cash flow in the near term.

The Company’s inability to achieve its production estimates have created a short-term liquidity concern.  We currently anticipate that we will require approximately $7 million to obtain additional mining equipment and mill upgrades and approximately $8 million in working capital in order to fund the initial development to access the Three Sisters and Splay 31 systems.  Due to the 2024 production challenges described above, the Company does not believe that the mine will generate sufficient cashflow to fund these improvements.  The Company is evaluating various financing options in order to fund this development in the near term.

If the Company is unable to obtain this additional capital and successfully develop these new mining areas, the continued operation of the mine may not be possible beyond November 2024.  If continued operation of the mine is not possible, the Company may be compelled to place the mine on “care and maintenance” status, which would likely trigger significant severance and other costs which the Company may not be able to pay.

Q3 2024 Conference Call

The Company has elected to forego hosting a Q3 2024 conference call.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the Company’s anticipated near-term capital needs and potential sources of capital and (ii) the Company’s ability to continue to operate the Don David Gold Mine in the absence of additional capital. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Also, there can be no assurance that production will continue at any specific rate. Forward-looking statements are subject to risks and uncertainties, including the ability of the Company to obtain additional capital on favorable terms or at all, production levels of the DDGM, possibility of lower than anticipated revenue or higher than anticipated costs at the Don David Gold Mine, volatility in commodity prices, and declines in general economic conditions. Additional risks related to the Company may be found in the periodic and current reports filed with the Securities and Exchange Commission by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which are available on the SEC’s website at www.sec.gov.

Contacts:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@GRC-USA.com

www.GoldResourceCorp.com